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                                                                      EXHIBIT 5


                               HADDAN & ZEPFEL LLP
                      500 Newport Center Drive, Suite 580,
                             Newport Beach, CA 92660
                                 (949) 706-6000
                              (949) 706-6060 (fax)
                              rjz@haddanzepfel.com

                                  June 6, 2005


VisiJet, Inc
192 Technology, Suite Q
Irvine, CA 92618

Dear Sirs:

         We have acted as counsel to VisiJet, Inc. (the "COMPANY") in connection with the Registration Statement of the Company on Form SB-2 (the "REGISTRATION STATEMENT") being filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), covering the resale of 41,822,295 shares (the "SHARES") of common stock of the Company, par value $.001 per share, to be offered and sold by the selling stockholders named in the Registration Statement.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including (i) the Certificate of Incorporation of the Company as amended to the date hereof, and (ii) the By-Laws of the Company as amended to the date hereof.

         As to questions of fact material to our opinion expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from public officials.

         The opinion expressed below is limited to Delaware law, including all statutory provisions, applicable provisions of the Delaware Constitution and reported decisions of the courts of Delaware interpreting those laws, and we do not express any opinion herein concerning any other law.








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         Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which the Shares are offered and sold, and
(b) the Shares have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws and all applicable state securities laws are complied with, we are of the opinion that the Shares are duly authorized, validly issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of this firm's name under the caption "LEGAL MATTERS" in the prospectus forming part of the Registration Statement.


                                                     Very truly yours,


                                                     /s/ Haddan & Zepfel LLP
                                                     -----------------------
                                                     Haddan & Zepfel LLP